CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 26, 2017, relating to the financial statements and financial highlights, which appears in NWM Momentum Fund’s Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under "auditor” in such Registration Statement.

Cohen & Company, Ltd.

Cleveland, Ohio

March 28, 2018